Exhibit 99.1

ACCELRYS ANNOUNCES THIRD QUARTER ENDED SEPTEMBER 30, 2011

FINANCIAL RESULTS

San Diego, November 3, 2011 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the fiscal quarter ended September 30, 2011. Non-GAAP revenue for the quarter ended September 30, 2011 decreased $3.7 million to $38.0 million from $41.7 million for the same quarter of the previous year, or a decrease of 9%. Non-GAAP revenue for the nine months ended September 30, 2011 increased $32.0 million to $114.1 million from $82.2 million for the same period of the previous year, or an increase of 39%.

Non-GAAP net income was $5.4 million, or $0.10 per diluted share, for the quarter ended September 30, 2011 compared to non-GAAP net income of $5.7 million, or $0.10 per diluted share, for the same quarter of the previous year. Non-GAAP net income was $14.5 million, or $0.26 per diluted share, for the nine months ended September 30, 2011 compared to non-GAAP net income of $6.3 million, or $0.17 per diluted share, for the same period of the previous year.

Non-GAAP free cash flow was $9.3 million for both the quarter ended September 30, 2011 and the same quarter of the previous year. Non-GAAP free cash flow was $25.3 million for the nine months ended September 30, 2011 compared to non-GAAP free cash flow of $9.8 million for the same period of the previous year.

The GAAP results for the three and nine months ended September 30, 2011 were impacted by the business combination accounting associated with the Symyx Technologies, Inc. (“Symyx”) merger completed on July 1, 2010 and the acquisition of Contur Industry Holding AB and Contur Software AB (collectively, “Contur”) on May 19, 2011, and by other nonrecurring acquisition-related and restructuring costs. GAAP revenue, GAAP operating loss, and GAAP net loss for the three and nine months ended September 30, 2011 were affected by fair value adjustments to deferred revenue ($1.7 million and $9.6 million, respectively). GAAP operating loss was additionally affected by business consolidation, transaction and restructuring costs ($2.3 million and $6.2 million, respectively) and purchased intangible asset amortization ($4.7 million and $13.6 million, respectively). In addition to the aforementioned items, GAAP net loss was also impacted by additional purchased intangible asset amortization ($0.6 million and $1.8 million, respectively) and fair value adjustments to deferred royalty income ($0.2 million and $0.6 million, respectively).

GAAP revenue for the quarter ended September 30, 2011 increased $7.1 million to $36.3 million from $29.1 million for the same quarter of the previous year, or an increase of 25%. GAAP revenue for the nine months ended September 30, 2011 increased $34.9 million to $104.6 million from $69.6 million for the same period of the previous year, or an increase of 50%.

GAAP net loss was ($2.2) million or ($0.04) per diluted share, for the quarter ended September 30, 2011 compared to GAAP net loss of ($3.4) million, or ($0.06) per diluted share, for the same quarter of the previous year. GAAP net loss was ($12.4) million or ($0.22) per diluted share, for the nine months ended September 30, 2011 compared to GAAP net loss of ($7.3) million, or ($0.20) per diluted share, for the same period of the previous year.

“I am pleased with the progress we made over the past quarter advancing our strategy, product roadmap and partner relationships. These efforts put us in a strong position to help our customers effectively manage the industry trends towards biotherapeutics development and the externalization of core research projects,” said Max Carnecchia, Chief Executive Officer of Accelrys. “We delivered two new releases that are fundamental to our Enterprise R&D Platform, further reinforcing our commitment to keep pace with scientific advancements.”

Recent Business Highlights:

•

Announced the latest release of Discovery Studio, incorporating the first commercially available software for predicting protein-protein aggregation to advance biotherapeutics research, a growing segment of the pharmaceutical and biotechnology markets.

•

Announced industry-first, enterprise-wide Cheminformatics Suite, featuring a new Web-based chemical registration system. The Cheminformatics Suite also includes HEOS by SCYNEXIS, expanding the partnership with SCYNEXIS to deliver a Software-as-a-Service (SaaS) workspace that addresses the need to manage the growing trend of drug discovery via partner networks.

•

Announced a New Unified Product Suite for Biology Assay and Study management needs via strategic collaboration with The Edge Software Consultancy Ltd. Accelrys and The Edge will work to integrate the solutions with Symyx Notebook by Accelrys to deliver a best-in-class solution for biology data management.

•

Named the “Cool Vendor in Product Design and Life Cycle Management” by Gartner, Inc., the leading technology research and advisory company. Vendors selected for the report are innovative, impactful and intriguing and address key challenges to delivering profitable, innovative products faster and at a lower cost.

Calendar Year 2011 Outlook

For the year ending December 31, 2011, the Company expects non-GAAP revenue to be between $152 million and $155 million, and non-GAAP diluted earnings per share to be between $0.32 and $0.34 per diluted share on fully diluted weighted average shares outstanding of 56.1 million and using an effective tax rate of 40%.

Non-GAAP Financial Measures:

This press release describes financial measures for revenue, operating income, net income, net income per diluted share and free cash flow that exclude deferred revenue fair value adjustments, stock-based compensation expense, purchased intangible assets amortization, business consolidation, transaction and restructuring costs, non-GAAP income tax adjustments and royalty income fair value adjustments. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP Revenue	$36,251	$29,114	$104,577	$69,634
Deferred revenue fair value adjustment[1]	1,732	12,561	9,571	12,561

Non-GAAP Revenue	$37,983	$41,675	$114,148	$82,195

GAAP Operating loss	$(2,898)	$(20,429)	$(16,775)	$(24,199)
Deferred revenue fair value adjustment[1]	1,732	12,561	9,571	12,561
Business consolidation, transaction and restructuring costs[2]	2,266	9,479	6,234	11,871
Stock-based compensation expense[3]	1,464	2,375	4,148	4,528
Purchased intangible asset amortization[4]	4,739	3,729	13,601	3,811

Non-GAAP Operating income	$7,303	$7,715	$16,779	$8,572

Non-GAAP Operating income	$7,303	$7,715	$16,779	$8,572
Depreciation expense	956	945	2,877	1,625
Cash received for interest and royalty income	1,963	1,149	7,305	1,277

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash (paid) for income taxes, net of refunds received	(215)	(37)	1,335	(256)
Capital expenditures	(680)	(465)	(2,974)	(1,416)

Non-GAAP Free cash flow	$9,327	$9,307	$25,322	$9,802

GAAP Net loss	$(2,206)	$(3,379)	$(12,440)	$(7,335)
Deferred revenue fair value adjustment[1]	1,732	12,561	9,571	12,561
Business consolidation, transaction and restructuring costs[2]	2,266	9,479	6,234	11,871
Stock-based compensation expense[3]	1,464	2,375	4,148	4,528
Purchased intangible asset amortization[4]	5,330	4,352	15,374	4,434
Royalty income fair value adjustment[5]	200	204	603	204
Income tax[6]	(3,400)	(19,906)	(8,998)	(19,967)

Non-GAAP Net income	$5,386	$5,686	$14,492	$6,296

GAAP Diluted net loss per share	$(0.04)	$(0.06)	$(0.22)	$(0.20)
Deferred revenue fair value adjustment[1]	0.03	0.22	0.17	0.33
Business consolidation, transaction and restructuring costs[2]	0.04	0.17	0.11	0.32
Stock-based compensation expense[3]	0.03	0.04	0.07	0.12
Purchased intangible asset amortization[4]	0.10	0.08	0.27	0.12
Royalty income fair value adjustment[5]	—	—	0.01	0.01
Income tax[6]	(0.06)	(0.36)	(0.16)	(0.53)

Non-GAAP Diluted net income per share[7]	$0.10	$0.10	$0.26	$0.17

Weighted average shares used to compute net income (loss) per share
Basic	55,373	55,479	55,420	37,136
Diluted	55,631	55,836	56,036	37,510

[1]

Deferred revenue fair value adjustment relates to our merger with Symyx and acquisition of Contur, and adds back the impact of writing down the acquired historical deferred revenue to fair value as required by purchase accounting guidance.

[2]

Business consolidation, transaction and restructuring costs are included in the business consolidation, transaction and restructuring costs line in our condensed consolidated statements of operations and consist of accounting, legal and other fees incurred in connection with our acquisition activities, including our merger with Symyx and acquisition of Contur, as well as integration costs , comprised primarily of consultant and employee related costs incurred during integration and transition periods. Also included are acquisition related contingent compensation costs related to the Contur acquisition as well as lease obligation exit costs, facility closure costs and severance and other related costs incurred in connection with the various restructuring activities commenced by the Company.

[3]	Stock-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of revenue	$79	$51	$216	$181
Product development	356	306	823	768
Sales and marketing	425	334	1,310	968
General and administrative	665	480	1,808	1,407
Business consolidation, transaction and restructuring costs	(61)	1,204	(9)	1,204

Total stock-based compensation expense	$1,464	$2,375	$4,148	$4,528

[4]	Purchased intangible asset amortization is included in our condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Amortization of completed technology	$2,184	$2,373	$6,258	$2,455
Purchased intangible asset amortization	2,555	1,356	7,343	1,356
Royalty and other income, net	591	623	1,773	623

Total purchased intangible amortization expense	$5,330	$4,352	$15,374	$4,434

[5]	Royalty income fair value adjustment relates to our merger with Symyx, and adds back the impact of writing down acquired deferred royalty income to fair value as required in purchase accounting.
[6]

Income tax adjustments relate to adjusting our non-GAAP operating results to reflect an effective tax rate of 40% that would be applied if the Company was in a taxable income position and was not able to utilize its net operating loss carryforwards. The income tax adjustment also excludes any impact of a release of our valuation allowance against deferred tax assets. We have restated prior year amounts to include this income tax adjustment to conform to current period presentation.

[7]	Earnings per share amounts for the nine months ended September 30, 2011 and the three months ended September 30, 2010 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, November 3, 2011, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 309-0459 (+ (937) 999-3232 outside the United States) and enter the access code, 22546559, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (855) 859-2056 (+1 (404) 537-3406 outside the United States) and entering access code, 22546559, beginning 8:00 p.m. ET on November 3, 2011 through 11:59 p.m. ET on January 3, 2012.

About Accelrys:

Accelrys (NASDAQ:ACCL), a leading scientific enterprise R&D software and services company, supports industries and organizations that rely on science as a differentiator. Accelrys’ Enterprise Research & Development Architecture, built on the industry-leading Pipeline Pilot™ platform, provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. Through its Enterprise R&D Architecture and market-leading electronic laboratory notebooks (ELNs), Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Headquartered in San Diego, Calif., Accelrys has more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries and employs approximately 150 full-time Ph.D. scientists. For more information about Accelrys, visit www.accelrys.com.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s expected non-GAAP revenue and diluted earnings per share for the year ending December 31, 2011 and statements relating to the Company’s long-term prospects and execution of its strategic plans, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not achieve its expected non-GAAP revenue or diluted earnings per share for the year ending December 31, 2011 and/or that the Company will not successfully execute its strategic plans, in each case due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products. Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Transition Report on Form 10-KT for the nine month transition period ended December 31, 2010 and its quarterly reports on Form 10-Q and current reports on Form 8-K. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Michael A. Piraino

Executive Vice President &

Chief Financial Officer

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011[1]	2010	2011[1]	2010
Revenue[2]
License and subscription revenue	$20,127	$17,411	$58,194	$48,717
Maintenance on perpetual licenses	9,166	4,947	25,561	9,959
Content	4,248	3,290	12,568	3,290
Professional services and other	2,710	3,466	8,254	7,668

Total revenue	36,251	29,114	104,577	69,634

Cost of revenue:
Cost of revenue	8,349	9,117	26,564	16,684
Amortization of completed technology	2,184	2,373	6,258	2,455

Total cost of revenue	10,533	11,490	32,822	19,139

Gross profit	25,718	17,624	71,755	50,495
Operating expenses:
Product development	8,261	9,208	25,198	17,602
Sales and marketing	11,516	12,171	37,344	32,615
General and administrative	4,079	4,635	12,420	10,046
Business consolidation, transaction and restructuring costs	2,205	10,683	6,225	13,075
Purchased intangible asset amortization	2,555	1,356	7,343	1,356

Total operating expenses	28,616	38,053	88,530	74,694

Operating loss	(2,898)	(20,429)	(16,775)	(24,199)
Royalty and other income, net	882	934	4,999	1,094

Loss before taxes	(2,016)	(19,495)	(11,776)	(23,105)
Income tax expense (benefit)	190	(16,116)	664	(15,770)

Net loss	$(2,206)	$(3,379)	$(12,440)	$(7,335)

Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.22)	$(0.20)

Weighted average shares used to compute net loss per share	55,373	55,479	55,420	37,136

[1]

This presentation includes the Company’s preliminary accounting for its Asset Purchase Agreement with Intermolecular, Inc., dated July 28, 2011, and related agreements (the “Transaction”). The Company has reached a preliminarily conclusion that the current period accounting related to the Transaction is immaterial to its balance sheet and results of operations. The Company’s preliminary accounting for the Transaction is subject to further review by the Company. The Company’s interim report on form 10-Q, which the Company expects to file on time next week, will include its final conclusions regarding accounting for the Transaction. Any changes to the accounting treatment for the Transaction will not impact the Company’s non-GAAP presentation set forth herein.

[2]	Prior year revenue balances by type has been reclassified to conform with current period presentation

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011[1]	December 31, 2010
	(unaudited)	(audited)
Assets
Cash, cash equivalents, and marketable securities[2]	$145,489	$141,052
Trade receivables, net	12,691	29,489
Long-term investments	19,333	18,510
Other assets, net[3]	170,003	174,231

Total assets	$347,516	$363,282

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	27,288	36,846
Total deferred revenue[4]	76,983	67,459
Noncurrent liabilities, excluding deferred revenue[5]	11,500	11,331
Total stockholders’ equity	231,745	247,646

Total liabilities and stockholders’ equity	$347,516	$363,282

[1]

This presentation includes the Company’s preliminary accounting for its Asset Purchase Agreement with Intermolecular, Inc., dated July 28, 2011, and related agreements (the “Transaction”). The Company has reached a preliminarily conclusion that the current period accounting related to the Transaction is immaterial to its balance sheet and results of operations. The Company’s preliminary accounting for the Transaction is subject to further review by the Company. The Company’s interim report on form 10-Q, which the Company expects to file on time next week, will include its final conclusions regarding accounting for the Transaction. Any changes to the accounting treatment for the Transaction will not impact the Company’s non-GAAP presentation set forth herein.

[2]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Marketable securities, net of current portion; and Restricted cash

[3]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets.

[4]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion
[5]

Noncurrent liabilities, excluding deferred revenue consists of the following line items in our consolidated balance sheet: Accrued income tax; Accrued restructuring charges, net of current portion; and Lease-related liabilities, net of current portion